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                                                                     EXHIBIT F-1

                 WINTHROP, STIMSON, PUTNAM & ROBERTS LETTERHEAD

                             ONE BATTERY PARK PLAZA
                            NEW YORK, NY 10004-1490

                            TELEPHONE: 212-858-1000
                             TELEFAX: 211-858-1500
                              TELEX: 62854 WINSTIM


                                January 24, 1997





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:      FirstEnergy Application/Declaration
                           on Form U-1
                           -----------

Ladies and Gentlemen:

                  We are New York counsel to FirstEnergy Corp. ("FirstEnergy"). We have examined FirstEnergy's Application/Declaration on Form U-1 (File No. ____)(the "Application/Declaration") filed on January 24, 1997, with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935 (the "Act") requesting an order of the Commission under the Act (i) authorizing the direct and indirect acquisition by FirstEnergy of all of the issued and outstanding voting securities ("Common Stock") of Ohio Edison Company, an Ohio corporation ("Ohio Edison"), The Cleveland Electric Illuminating Company, an Ohio corporation ("Cleveland Electric"), The Toledo Edison Company, an Ohio corporation ("Toledo Edison") and Pennsylvania Power Company, a Pennsylvania corporation ("Penn Power") as well as 20.5% of the Common Stock of Ohio Valley Electric Corporation, an Ohio corporation ("OVEC")(which, in turn, owns all of the Common Stock of Indiana-Kentucky Electric Corporation ("IKEC")) and (ii) granting such other authorizations as may be necessary in connection therewith.

                 Such acquisition is to be effected through the transactions contemplated by (i) the Agreement and Plan of Merger, dated as of September 13, 1996 (the "Merger Agreement") between Ohio Edison and Centerior, (ii) the Merger Agreement by and among Ohio Edison Company,



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Securities and Exchange Commission                             January 24, 1997



FirstEnergy Corp. and Ohio Edison Acquisition Corp., attached to the Merger Agreement as Exhibit A (the "Ohio Edison Merger Agreement"), and (iii) the Merger Agreement by and among Centerior Acquisition Corp., FirstEnergy Corp. and Centerior Energy Corporation, attached to the Merger Agreement as Exhibit B (the "Centerior Merger Agreement" and, together with the Merger Agreement and the Ohio Edison Merger Agreement, the "Merger Agreements"). The Merger Agreements provide, among other things, for (i) the merger of Centerior with and into FirstEnergy Corp., (immediately after the merger of a wholly-owned subsidiary of FirstEnergy with and into Centerior pursuant to the Centerior Merger Agreement) and (ii) the merger of another wholly-owned subsidiary of FirstEnergy with and into Ohio Edison pursuant to the Ohio Edison Merger Agreement (collectively, the "Merger"). Following the Merger, FirstEnergy will be a holding company which will directly hold all of the Ohio Edison Common Stock, Cleveland Electric Common Stock and Toledo Edison Common Stock. Penn Power will remain a wholly-owned subsidiary of Ohio Edison. Upon consummation of the Merger, FirstEnergy will own indirectly 20.5% of the OVEC Common Stock. The Merger Agreements envision the issuance of approximately 230,300,000 shares, $0.10 par value, of common stock of FirstEnergy (the "Shares").

                  Based upon our examination of the Application/Declaration and such other instruments, documents and matters of law as we have deemed requisite, we are of the opinion that:

1. FirstEnergy is duly incorporated and validly existing under the laws of the State of Ohio, with full power and authority (corporate and other) to own its properties and conduct its business as described in the Application/Declaration; to the best of our knowledge, FirstEnergy is not qualified as a foreign corporation in any jurisdiction and the nature of its operations are such that it is not required to be so qualified.

2. Assuming the Merger is accomplished in accordance with the Merger Agreements and as described in the Application/Declaration: (i) all laws of the State of Ohio applicable to the Merger will have been complied with,
     (ii) the Shares will be legally issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights appertaining thereto set forth in the Amended Articles of Incorporation of FirstEnergy, (iii) FirstEnergy will legally acquire, directly or indirectly, all of the issued and outstanding voting securities of Ohio Edison, Cleveland Electric, Toledo



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Securities and Exchange Commission                             January 24, 1997


         Edison, Penn Power and 20.5% of the issued and outstanding voting securities of OVEC and (iv) the consummation of the transactions proposed in said Application/Declaration will not violate the legal rights of the holders of any securities issued by FirstEnergy or any associate company thereof.

                  We hereby consent to the filing of this opinion as an exhibit to the Application/Declaration.

                                    Very truly yours,

                                    /s/ Winthrop, Stimson, Putnam & Roberts